Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter and Six Months ended June 30, 2006

DOVONEX® and Recently Launched Products, TACLONEX® and LOESTRIN® 24 FE, Fuel Strong Sales Growth

HAMILTON, Bermuda, August 11, 2006 — Warner Chilcott Holdings Company III, Limited today announced its results for the quarter and six months ended June 30, 2006. Total revenue in the quarter rose to $187.0 million (+64.0%) from $114.0 million in the prior year quarter. The Company reported a net loss of $27.5 million for the quarter compared with a net loss of $42.2 million in the prior year quarter.

For the six months ended June 30, 2006 total revenue increased to $353.4 million (+42.6%) from $247.8 million in the prior year period and the Company reported a net loss of $46.1 million compared with a $403.9 million net loss for the same period last year. In the prior year period the Company recorded a number of expenses directly related to the January 2005 acquisition of its predecessor company, Warner Chilcott PLC.

CEO Roger Boissonneault said, “We had another productive quarter. In April we began promotion of two exciting new products; our oral contraceptive LOESTRIN® 24 FE with a novel and patented 24-day dosing regimen, and TACLONEX®, the first dual action, once-a-day topical treatment for psoriasis. The steps that we took during 2005 to prepare for these launches enabled us to get off to a quick start with both of these important brands.”

References in this release to adjusted EBITDA mean the Company’s earnings before interest, taxes, depreciation, amortization and certain other adjustments as defined in the indenture governing the Company’s 8  3/4% Senior Subordinated Notes due 2015. A reconciliation of the Company’s reported results in accordance with U.S. GAAP to adjusted EBITDA for all periods is presented in the table at the end of this press release. Adjusted EBITDA increased 38.1% to $86.7 million for the quarter ended June 30, 2006 and increased 35.8% to $181.6 million for the six months ended June 30, 2006 compared with the same periods in 2005.

Revenue

Revenue in the quarter ended June 30, 2006 increased $73.0 million or 64.0% over the same quarter last year. For the six months ended June 30, 2006 revenue increased $105.6 million or 42.6%. The January 1, 2006 acquisition of DOVONEX® was a significant factor driving the increases in revenue in both the quarter and six month period. Sales of

DOVONEX® accounted for $34.3 million of the increase in revenue during the quarter and $62.8 million for the six month period. TACLONEX® and LOESTRIN® 24 FE began commercial sales in March 2006 and together contributed $20.9 million and $25.6 million of revenue for the quarter and six months ended June 30, 2006, respectively.

Sales of the Company’s oral contraceptives increased $16.7 million in the second quarter (+41.3%) and $25.8 million (+31.4%) in the six months ended June 30, 2006 compared with the prior year periods. Beginning in April 2006, LOESTRIN® 24 FE became the Company’s top priority in contraception with sales in the quarter and six months ended June 30, 2006 of $6.2 million and $7.6 million, respectively. During the period from July 2005 and continuing through March 2006, ESTROSTEP® was the Company’s top promotional priority in contraception, which resulted in strong growth in filled prescriptions and drove an $8.3 million (+42.5%) increase in ESTROSTEP® net sales in the current quarter and a $14.8 million (+38.5%) increase for the six months ended June 30, 2006. OVCON® net sales in the quarter and six months ended June 30, 2006 increased $2.2 million (+10.5%) and $3.4 million (+7.8%), respectively, despite modest declines in filled prescriptions compared with the prior year periods due to the July 2005 shift in promotional emphasis to ESTROSTEP®. Average selling prices for ESTROSTEP® and OVCON® increased approximately 8% for both the quarter and six month period compared with the same periods in 2005.

In dermatology, sales of DORYX® increased $8.7 million (+52.2%) and $9.8 million (+23.9%) in the quarter and six months ended June 30, 2006, respectively, compared to the prior year periods. The increases were the result of increased demand and higher pricing and a contraction of pipeline inventory levels in the prior year periods. DORYX® prescriptions returned to growth in the second half of 2005 as the Company deployed a specialty dermatology sales force on July 1, 2005 and introduced, in September 2005, a new delayed-release tablet form of the product. Filled prescriptions for DORYX® in the quarter and six months ended June 30, 2006 were up more than 10% compared with the prior year periods. Higher selling prices for DORYX® during the quarter and six months ended June 30, 2006 also contributed to the sales increases.

On January 1, 2006 the Company acquired the product rights to DOVONEX® from Bristol-Myers and in March 2006 began commercial shipments of TACLONEX®. The addition of these two products to the Company’s dermatology portfolio added $49.0 million and $80.8 million to revenue in the quarter and six months ended June 30, 2006, respectively, compared with the prior year periods. In 2005 the Company promoted DOVONEX® for Bristol-Myers and earned $5.6 million and $10.9 million of co-promotion revenue in the quarter and six months ended June 30, 2005.

Sales of hormone therapy (HT) products increased $6.0 million (+20.5%) and $3.1 million (+4.6%) in the quarter and six months ended June 30, 2006, respectively, compared with the prior year periods. The increases were primarily attributable to Estrace Cream which increased $4.9 million (+44.3%) and $8.6 million (+35.5%) in the quarter and six months ended June 30, 2006, respectively, compared to the prior year periods. The Company believes that sales of its HT products in the quarter and six months ended

June 30, 2005 were reduced due to contractions in the levels of pipeline inventories. This was a significant factor in producing the sales growth of the HT products in the quarter and six months ended June 30, 2006 in comparison with the prior year periods.

Sales of the PMDD product, SARAFEM®, declined $2.0 million (-17.0%) and $3.6 million (-15.1%) in the quarter and six months ended June 30, 2006, respectively, compared to the prior year periods due to decreased prescription demand, which was offset slightly by price increases.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $22.8 million in the quarter ended June 30, 2006 compared with the same quarter in 2005 primarily due to the 72.4% increase in product net sales. Net sales of DOVONEX®, acquired January 1, 2006, and the launch of TACLONEX® accounted for a significant portion of the increase in product net sales and an even larger portion of the increase in cost of sales in the quarter. The cost of sales for DOVONEX® and TACLONEX®, expressed as a percentage of product net sales, are significantly higher than the cost of sales for the Company’s other products. Cost of sales as a percentage of product net sales increased to 19.9% in the quarter ended June 30, 2006 from 13.2% in the quarter ended June 30, 2005.

Cost of sales in the six months ended June 30, 2006 were $69.0 million, a $13.1 million increase over the prior year. Cost of sales in the six months ended June 30, 2006 and 2005 included $1.5 million and $22.4 million, respectively, representing the increased values of inventory recorded through the allocation of acquisition purchase prices and flowing through cost of sales in the periods. Excluding the impact of these items, the Company’s adjusted cost of sales for the six months ended June 30, 2006 increased $34.0 million over the prior year period. The addition of DOVONEX® and TACLONEX® net sales were the principal factors generating the increase in adjusted cost of sales and the increase in the adjusted cost of sales percentage in the six months ended June 30, 2006 relative to the same period in the prior year.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2006 were $60.9 million, an increase of $24.3 million, or 66.3% from $36.6 million in the prior year quarter. SG&A expenses for the six months ended June 30, 2006 were $99.2 million, an increase of $16.0 million, or 19.1% from $83.2 million in the prior year period. The increase in both periods was mainly due to the initiation of promotional activities in support of the launches of LOESTRIN® 24 FE and TACLONEX® during the quarter. The Company incurred significant promotional and advertising expenses during the quarter including a direct to consumer campaign for LOESTRIN® 24 FE. Included in the six months ended June 30, 2005 were $5.9 million of general and administrative costs incurred in connection with the closing of the acquisition of the Company in January 2005, which were mainly employee retention compensation.

Research and Development (“R&D”) Activities

Investment in R&D totaled $5.1 million in the quarter ended June 30, 2006 compared with $7.8 million in the prior year quarter. Investment in R&D totaled $14.7 million in the six months ended June 30, 2006 compared with $12.8 million in the prior year period. Included in the six months ended June 30, 2006 was $3.0 million representing the Company’s cost to acquire an option to purchase certain rights to a topical dermatology product currently in development by LEO Pharma.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2006 was $46.0 million, an increase of $7.3 million from $38.7 million in the prior year period. Net interest expense for the six months ended June 30, 2006 was $91.1 million, an increase of $23.8 million from $67.3 million in the prior year period. The increase in interest expense for both periods was primarily due to: (1) additional borrowings on the senior secured credit facility of $240.0 million used to fund the purchase of DOVONEX® and the milestone payment for TACLONEX® to LEO Pharma and (2) an increase in interest rates on un-hedged variable rate debt. In June 2006, the Company entered into two additional interest rate swap contracts covering $375.0 million notional principal amount of variable rate debt which will become effective in future periods.

Tax Rate

The Company operates in five primary tax jurisdictions: the United Kingdom, the United States, the Republic of Ireland, Bermuda and Puerto Rico. The difference between the statutory and effective tax rates for the three and six month ended June 30, 2006 was predominantly due to the mix of taxable income among the various tax jurisdictions, a valuation allowance offsetting certain state loss benefits and other U.S. permanent items which result in recording a tax provision on a book loss. The effective income tax rate for interim reporting periods is volatile due to changes in income mix among the various tax jurisdictions in which we operate.

Balance Sheet and Cash Flows

At June 30, 2006, the Company’s cash and cash equivalents totaled $44.4 million and funded debt outstanding totaled $2,177.5 million with no borrowings outstanding under the Company’s revolving credit facility. The Company generated $40.6 million of cash from operating activities in the quarter ended June 30, 2006 compared with $9.2 million in the quarter ended June 30, 2005. Cash generated from operations in the six months ended June 30, 2006 was reduced by increased investment in working capital mainly due to the acquisition of DOVONEX®. Capital expenditures in the quarter totaled $5.2 million and included continued investments in the Fajardo, Puerto Rico manufacturing facility and the implementation of a corporate-wide enterprise resource planning system.

Subsequent and Other Events

On June 9, 2006, the Company’s ultimate parent Warner Chilcott Holdings Company, Limited filed an S-1 Registration Statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock.

On or about June 27, 2006, LEO Pharma received notice of a Paragraph IV certification from Hi-Tech Pharmacal Co., Inc. regarding LEO Pharma’s DOVONEX® solution. DOVONEX® solution is marketed and sold in the United States by the Company under a license agreement with LEO Pharma. The Hi-Tech certification letter sets forth allegations of non-infringement and invalidity of LEO Pharma’s patent which covers DOVONEX® solution. On or about July 24, 2006, LEO Pharma received notice of a Paragraph IV certification from Altana Pharma regarding DOVONEX® solution. The Altana certification letter sets forth allegations of non-infringement of LEO Pharma’s patent. LEO Pharma and the Company continue to evaluate these certification letters.

On July 28, 2006 the Company filed suit against Watson Laboratories, Inc. and Watson Pharmaceuticals, Inc. alleging infringement of the Company’s U.S. patent that protects LOESTRIN® 24 FE. The lawsuit was in response to an ANDA filed by Watson regarding Watson’s intent to market a generic version of LOESTRIN® 24 FE prior to the expiration of the Company’s patent. The Company has full confidence in, and will continue to vigorously defend and enforce, its intellectual property rights protecting LOESTRIN® 24 FE.

Investor Conference Call

The Company will host a conference call, open to all interested parties, on Tuesday, August 15, 2006 beginning at 10:00 AM EST. The number to call within the United States is (800) 862-9098. Participants outside the United States should call (785) 424-1051. The conference ID is “WARNER”. A replay of the conference call will be available from August 15, 2006 through August 29, 2006 and can be accessed by dialing (888) 567-0013 from within the United States or (402) 220-6939 from outside the United States.

The Company

Warner Chilcott is a leading U.S. specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription products in the women’s healthcare and dermatology therapeutic categories.

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,”

“might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to successfully complete the implementation of a company-wide enterprise resource planning system without disrupting our business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; and other risks detailed from time-to-time in our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliation of Adjusted EBITDA to GAAP Earnings

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) taking into account certain charges that were taken in the periods ended June 30, 2006 and 2005. The computation of adjusted EBITDA for the periods ended June 30, 2006 and 2005 is based on the definition of “EBITDA” in the indenture governing the Company’s 8  3/4% Senior Subordinated Notes due 2015. The Company believes that the presentation of adjusted EBITDA provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Financial Report for the Quarter Ended June 30, 2006

Copies of the Company’s Report on Form 10-Q as of and for the quarter ended June 30, 2006 are available on EDGAR or directly from the Company beginning on August 11, 2006. Requests for the report should be e-mailed to bkozinski@wcrx.com.

Company Contact:	Paul Herendeen
Executive Vice President and CFO
Rockaway, NJ, USA
+1 973-442-3369
pherendeen@wcrx.com

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended Jun-30-06	Quarter Ended Jun-30-05	Six Months Ended Jun-30-06	Six Months Ended Jun-30-05
REVENUE:
Product net sales	$186,970	$108,447	$353,431	$236,839
Other revenue	—	5,583	—	10,933

Total revenue	186,970	114,030	353,431	247,772
COSTS & EXPENSES:
Cost of sales (excludes amortization)	37,211	14,352	69,018	55,883
Selling, general and administrative	60,866	36,593	99,152	83,233
Research and development	5,086	7,841	14,657	12,784
Amortization of intangible assets	63,148	59,400	121,974	120,700
Acquired in-process R&D	—	—	—	280,700
Transaction costs	—	—	—	35,975
Interest income	(381)	(359)	(785)	(657)
Interest expense	46,403	39,017	91,899	67,963

(LOSS) BEFORE TAXES	(25,363)	(42,814)	(42,484)	(408,809)
Provision (benefit) for income taxes	2,183	(581)	3,617	(4,937)

NET (LOSS)	$(27,546)	$(42,233)	$(46,101)	$(403,872)

RECONCILIATION TO ADJUSTED EBITDA:

Net (loss)	$(27,546)	$(42,233)	$(46,101)	$(403,872)

+ Interest expense, net	46,022	38,658	91,114	67,306
+ Provision for income taxes	2,183	(581)	3,617	(4,937)
+ Stepped up basis of inventory in cost of sales	—	—	1,464	22,381
+ Transaction related expenses in SG&A	—	1,908	—	7,787
+ Sponsors’ management fee in SG&A	1,250	1,250	2,500	2,431
+ Non-cash share-based compensation expense	263	1,758	1,025	1,949
+ Depreciation	1,378	631	2,973	1,264
+ Amortization	63,148	59,400	121,974	120,700
+ Permitted Investments expensed as R&D	—	2,000	3,000	2,000
+ Acquired in-process research and development	—	—	—	280,700
+ Transaction costs	—	—	—	35,975

ADJUSTED EBITDA	$86,698	$62,791	$181,566	$133,684

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of June 30, 2006	As of December 31, 2005
ASSETS
Current assets:
Cash & cash equivalents	$44,370	$11,502
Accounts receivable, net	39,851	29,765
Inventories	47,563	31,398
Prepaid expenses & other current assets	47,131	46,900

Total current assets	178,915	119,565

Property, plant and equipment, net	43,943	37,102
Intangible assets, net	1,650,808	1,519,847
Goodwill	1,260,777	1,260,777
Other non-current assets	78,956	80,924

TOTAL ASSETS	$3,213,399	$3,018,215

LIABILITIES
Current liabilities:
Accounts payable	$6,737	$17,629
Accrued expenses & other current liabilities	128,962	114,054
Current portion of long-term debt	16,400	14,000

Total current liabilities	152,099	145,683

Other liabilities:
Long-term debt, excluding current portion	2,205,500	1,975,500
Other non-current liabilities	128,499	128,597

Total liabilities	2,486,098	2,249,780

SHAREHOLDER’S EQUITY	727,301	768,435

TOTAL LIABILITIES & SHAREHOLDER’S EQUITY	$3,213,399	$3,018,215

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(27,546)	$(42,233)	$(46,101)	$(403,872)
Adjustments to reconcile net (loss) to net cash provided by / (used in) operating activities:
Depreciation	1,378	631	2,973	1,264
Amortization of intangible assets	63,148	59,400	121,974	120,700
Acquired in-process research & development	0	0	0	280,700
Amortization of debt finance costs	2,757	2,687	5,514	4,861
Stock compensation expense	263	1,758	1,025	1,949
Changes in assets and liabilities:	0	0
Decr / (incr) in accounts receivable, prepaid and other assets	779	3,998	(7,375)	(7,057)
Decrease / (increase) in inventories	9,798	(6,313)	(16,164)	15,113
(Decrease) / increase in accts payable, accrued & other liab’s	(1,026)	1,899	1,814	(22,316)
(Decrease) in income taxes and other, net	(8,974)	(12,653)	(1,309)	(23,225)

Net cash provided by/(used in) operating activities	$40,577	$9,174	$62,351	$(31,883)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(7,200)	(7,200)	(252,936)	(14,400)
Purchase of business, net of cash acquired	0	0	0	(2,922,555)
Proceeds from sale of fixed assets	0	0	0	48
Capital expenditures	(5,227)	(1,639)	(8,383)	(2,217)

Net cash (used in) investing activities	$(12,427)	$(8,839)	$(261,319)	$(2,939,124)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank term credit facility	0	0	240,000	1,400,000
Proceeds from issuance of senior subordinated notes	0	0	0	600,000
(Repayments) on predecessor long-term debt	0	0	0	(195,000)
(Repayments) under senior secured credit term loan facility	(4,100)	(3,500)	(7,600)	(3,500)
Borrowings under revolving credit facilities	0	0	20,000	20,000
(Repayment) of revolving credit facilities	0	(20,000)	(20,000)	(20,000)
Proceeds from share capital issue, net of expenses	0	685	0	1,282,851
Payments for debt finance costs	0	0	0	(82,662)
Other	(489)	(3)	(564)	(2)

Net cash (used in) / provided by financing activities	(4,589)	(22,818)	231,836	3,001,687

Net increase / (decrease) in cash and cash equivalents	$23,561	$(22,483)	$32,868	$30,680

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